EXHIBIT 99.1

Joint Press Release

Hammond, Louisiana – First Guaranty Bancshares, Inc., the parent of First Guaranty Bank of Hammond, Louisiana, and First Community Holding Company, the parent of First Community Bank of Hammond, Louisiana, announced today that they have mutually agreed to terminate the agreement and plan of reorganization pursuant to which First Guaranty Bancshares would acquire First Community Holding Company.  Under the agreement, the proposed acquisition must have been completed by July 16, 2008; however, due to delays in the regulatory process, the transaction could not be completed within that timeframe.

Michael R. Sharp, President and Chief Executive Officer of First Guaranty Bancshares and First Guaranty Bank, and Richard R. Blouin, Chairman of First Community Holding Company, jointly commented, “We are disappointed that we have been unable to complete this transaction.  Each of us believes the transaction would have been positive for both organizations.  However, any further delay would have been detrimental to both organizations and reduced our chances for a successful combination.  We will continue separately to serve our respective customers with the same high level of professionalism they have always received from us.”

First Community Bank, based in Hammond Louisiana, was founded in 2000 and has two banking offices, located in Hammond and Mandeville, Louisiana.  First Community Holding Company was formed in 2003, in conjunction with First Community Bank’s conversion to a bank holding company structure.

First Guaranty Bank was founded in 1934 and has 19 banking offices located throughout Louisiana.  First Guaranty Bancshares, Inc. became the parent company of First Guaranty Bank in 2007.

Contact for First Guaranty Bank:
Michael R. Sharp, President and CEO at 985-375-0348 or
Michele E. LoBianco, SVP and CFO at 985-375-0459

Contact for First Community Bank:
Reggie Harper, President and CEO at 985-429-9899